UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 22, 2010
Life Technologies Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-25317	33-0373077

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
5791 Van Allen Way, Carlsbad, CA 92008

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (760) 603-7200
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
     Item 8.01 — Other Events
     On January 22, 2010, Life Technologies Corporation (the “Company”) sent the following notice to holders of the Company’s 2.0% Convertible Senior Notes, Due 2023:
     “Pursuant to Section 4.1 of the Indentures, dated August 1, 2003 and December 14, 2004, between Life Technologies Corporation (formerly known as Invitrogen Corporation) and U.S. Bank National Association, Life Technologies Corporation is providing public notice to the holders of the above referenced notes that they have the right to convert the notes.
     The notes are convertible because Life Technologies’ common stock traded above the minimum price specified in the Indentures for the periods specified in the Indentures during the quarter ended December 31, 2009. The notes will continue to be convertible until March 31, 2010, and may be convertible thereafter, if one or more of the conversion conditions specified in the Indentures is satisfied during future measurement periods. If conversion requests are received, the settlement of the notes will be paid pursuant to the terms of the applicable Indenture.
     U.S. Bank National Association is the trustee (the “Trustee”) for the holders of the notes under the Indentures. All questions relating to the mechanics of the conversion for the notes should be directed to Paula Oswald at U.S. Bank National Association, telephone number (213) 615-6043.
     This announcement is only a summary of certain provisions of the notes and the Indentures. A complete explanation of the conversion rights of holders of the notes, as well as the procedures required to convert notes, is set forth in the applicable Indenture. All holders are urged to review the conversion provisions contained in the notes and the applicable Indenture in their entirety.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFE TECHNOLOGIES CORPORATION (Registrant)
	By:	/s/ John A. Cottingham
Chief Legal Officer and Secretary
Date: January 22, 2010